HMF N-SAR

SUB--ITEM 77I: Terms of new or amended
securities

Effective May 29, 2015, Hartford Municipal
Income Fund and Hartford Municipal Short
Duration Fund commenced offering Class A, Class
C and Class I Shares. Each class of each series has all of the rights, preferences and privileges as set forth in the Registrant's charter and as set forth in each Fund's current prospectus, statement of additional information and multiple class plan. A description of each class is contained in Post-
Effective Amendment No. 140 to the Registrant's
Registration Statement on Form N-1A as filed with the SEC via EDGAR on May 28, 2015 (SEC
Accession No. 0001104659-15-041492)





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